EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Preliminary Offering Circular of our report dated August 1, 2018, relating to the financial statements, of Rentalist, LLC appearing in the entity’s Preliminary Offering Circular for the period of September 27, 2017 (commencement of operations) to December 31, 2017.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York

August 1, 2018